UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Trans World Entertainment Corporation

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TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Tuesday, July 2, 2013, at 10:00 A.M., EDT
Place	Albany Country Club 300 Wormer Road Voorheesville, New York 12186
Items of Business	(1)	To elect six Directors to serve one year terms and until their successors are chosen and qualified;
	(2)	Advisory Vote to Approve Named Executive Officer Compensation;
	(3)	Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation;
	(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
Record Date	Shareholders of record as of May 20, 2013 are eligible to vote.
Proxy Voting

A proxy and return envelope, not requiring postage if mailed in the United States, are enclosed for your convenience. Please complete and return your proxy card as promptly as possible. All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the meeting, your vote is important. Prompt return of the proxy will assure a quorum is present at the annual meeting and save the Company expense.

By order of the Board of Directors,

Edwin J. Sapienza, Secretary

May 31, 2013

TRANS WORLD ENTERTAINMENT CORPORATION
38 Corporate Circle
Albany, New York 12203
(518) 452-1242

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Trans World Entertainment Corporation, a New York corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on July 2, 2013 (the “Annual Meeting”), and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and the form of proxy/voting instruction card will commence on May 31, 2013.

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making our proxy material, which includes our notice of annual meeting, proxy statement and Annual Report on Form 10-K, available to our shareholders over the Internet. An electronic version of this proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/TWMC.

VOTING SECURITIES

The Company has only one class of voting securities, its common stock, par value $.01 per share (the “Common Stock”). On May 20, 2013, the record date, 33,063,582 shares of Common Stock were outstanding. Each shareholder of record at the close of business on the record date will be entitled to one vote for each share of Common Stock owned on that date, as to each matter presented at the Annual Meeting.

QUORUM AND TABULATION OF VOTES

The By-Laws of the Company provide that a majority of the shares of our Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting of Shareholders of the Company. An inspector from Computershare; appointed by the Company will determine the presence of a quorum and will certify and tabulate the votes. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum. Shareholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of shareholders present at the Annual Meeting for purposes of determining whether a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal. A broker non-vote occurs when a bank or broker holding shares of a beneficial stockholder does not vote on a particular proposal because it has not received instructions from the beneficial stockholder and the bank or broker does not have discretionary voting power for that particular item.

If you are a beneficial owner and hold your shares in the name of a bank, broker or other holder of record and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. Under these rules, “Item 1—Election of Directors,” and “Item 2—Advisory Vote on Executive Compensation” and “Item 3—Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation” are considered “non-routine” proposals. We are subject to these rules even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will not be counted for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Pursuant to the Company’s By-Laws, “Item 1—Election of Directors” is determined by the affirmative vote of a plurality of the shares of our Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Under applicable New York law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. With respect to the election of directors, votes may be cast “for” all nominees, “withheld” from all nominees, or “withheld” specifically from identified nominees. Brokers do not have discretionary voting power on this proposal.

A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and voting in person. However, if you hold any shares of Common Stock in “street name,” (that is through a bank, broker or other nominee) you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the holder of record of such shares.

The Company will pay the costs of soliciting, preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2012 Annual Report to Stockholders. In accordance with the regulations of the SEC, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with their forwarding of proxies and proxy solicitation materials to beneficial owners of our Common Stock as of the record date. The solicitation of proxies will be conducted primarily by mail, but may also include the Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners, and, on request, will reimburse such holders for their reasonable expenses in so doing.

PRINCIPAL SHAREHOLDERS

The only persons known to the Board of Directors to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock as of May 20, 2013, the record date, are indicated below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert J. Higgins	17,135,675(1)	49.6%
38 Corporate Circle Albany, New York 12203
Lloyd I. Miller, III	5,727,596(2)	17.3%
4550 Gordon Drive Naples, Florida 34102
Dimensional Fund Advisors Inc.	2,448,928(3)	7.4%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401
Nantahala Capital Management, LLC	1,946,888(4)	5.9%
100 First Stamford Place, 2nd Floor Stamford, CT 06902
Blue Shore Capital Management	1,609,396(5)	4.9%
101 Eisenhower Parkway Roseland, NJ 07068

(1)

Information is as of May 20, 2013, as provided by the holder. Includes 1,475,000 shares that may be acquired within 60 days of May 20, 2013, 900,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 814,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

(2)	Based on Form 13G/A, filed February 14, 2012 by Lloyd Miller, III.

(3)	Based on Form 13G/A, filed February 11, 2013, by Dimensional Fund Advisors Inc.

(4)	Based on Form 13G/A, filed February 14, 2013 by Nantahala Capital Management, LLC.

(5)	Based on Form 13G, filed March 14, 2013 by Blue Shore Capital Management.

Mr. Higgins, who beneficially owns 17,135,675 shares of Common Stock as of the record date (approximately 50.4% of all outstanding shares), has advised the Company that he presently intends to vote for the election of the nominees for Directors named under “Item 1—Election of Directors” and for “Item 2—Advisory Vote on Executive Compensation” and “Item 3—Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation”

Item 1. Election of Directors

The Board of Directors (also referred to herein as the “Board”) has nominated six candidates for election as directors to hold office (subject to the Company’s By-Laws) for a one-year term expiring at the 2014 annual meeting of stockholders (the “2014 Meeting”) and until their successors have been elected and qualified.

The nominees will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting.

If the nominees listed below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee who may be selected by the Nominating and Corporate Governance Committee of the Board prior to, or at the Annual Meeting or if no substitute is selected prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to the Company.

The biographies of each of the Directors contain applicable information regarding the person’s service as a director, business, educational, and other professional experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that cause the Board to determine that the person should serve as a director for the Company. The Company believes that the backgrounds and qualifications of its Directors, considered as a group, should provide the Company and Board with diverse business and professional capabilities, along with the experience, knowledge and other abilities that will allow the Board to fulfill its responsibilities.

Nominees for Election as Directors

Robert J. Higgins, Chairman of the Board, founded the Company in 1972, and he has participated in its operations since 1973. Mr. Higgins has served as Chairman and Chief Executive Officer of the Company for more than the past five years. He is also the Company’s principal shareholder. See “PRINCIPAL SHAREHOLDERS.” As founder and Chief Executive Officer of the Company for nearly 40 years, Mr. Higgins brings an extraordinary understanding of our Company’s business, history and organization. With his day-to-day leadership and intimate knowledge of our business and operations, Mr. Higgins provides the board with invaluable insight into the operations of our Company.

Isaac Kaufman, a Certified Public Accountant, has been Chief Financial Officer and Senior Vice President of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman serves as a Director of Kindred Healthcare, Inc., which operates nursing centers and long-term acute care hospitals and Hanger Inc., which operates orthotics and prosthetic patient care services. Mr. Kaufman’s key experience, qualifications and skills include accounting, auditing, disclosure, risk management and finance matters, specifically his experience as the chairperson of the audit committee of Kindred Healthcare, Inc. and Hanger Inc., as well as his experience in specialty retailing particularly in distributed retailing business models. Mr. Kaufman brings over 45 years of cumulative board experience.

Robert E. Marks has been the President of Marks Ventures, LLC, a private equity investment firm since 1994. Mr. Marks is currently a director of Denny’s Corporation (“Denny’s”) and served as Chairman of the Board of Directors of Denny’s from 2004 to 2006; a director of Emeritus Corporation, as well as a member of the Board of Trustees of the Fisher House Foundation, a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, a member of the Board of Trustees of The International Rescue Committee and a member of Stanford University’s Alumni Committee on Trustee Nominations. Mr. Marks has extensive finance, investment and executive compensation experience to share with the Board.

Dr. Joseph G. Morone has been the President and CEO of Albany International Corp since January 2006 and President since August 2005. From August 1997 to July 2005 he was the President of Bentley College. Previously, Dr. Morone was the Dean of Rensselaer Polytechnic Institute’s Lally School of Management and Technology from July 1993 to July 1997. Prior to his appointment as dean, Dr. Morone held the Andersen Consulting Professorship of Management and was Director of the School of Management’s Center for Science and Technology Policy. Before joining the School of Management in 1988, Dr. Morone was a senior associate for the Keyworth Company, a consulting firm specializing in technology management and science policy. Dr. Morone also served in the White House Office of Science and Technology Policy and spent seven years at General Electric Company’s Corporate Research and Development. Dr. Morone also serves on the Board of Directors of Albany International Corp. Dr. Morone has executive leadership experience at public companies and academic institutions, with an expertise in risk management and strategic planning.

Michael Nahl was Executive Vice President and Chief Financial Officer of Albany International Corp. from April 2005 until his retirement in September 2009. Mr. Nahl is currently a director of Lindsay Corporation and was a member of JPMorgan Chase and Company’s Regional Advisory Board from 1996 through 2010. Mr. Nahl has broad and thorough knowledge on accounting, disclosure, risk management, auditing and finance matters, as well as operational and strategic experience to share with our Board.

Michael B. Solow is the Co-Chairman and Managing Partner of Kaye Scholer LLP, an international law firm based in New York City, where he has practiced since January 2001 and is currently a member of the firm’s Executive Committee. Prior to joining Kaye Scholer LLP, Mr. Solow was a Partner and Practice Manager for the Financial Services Practice at Hopkins & Sutter,

a Chicago, Illinois law firm. Mr. Solow has previously served on other corporate boards, including Camelot Music, Inc. Mr. Solow provides the Board with extensive legal and management experience, particularly his expertise in corporate finance and his experience in law firm management.

Item 2. Advisory Vote to Approve Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) allows our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s shareholders.

We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on the Company, the Compensation Committee of the Board of Directors or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Item 3. Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also allows our shareholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation every year, every other year or every third year.

After careful consideration of the alternatives, the Board believes that conducting an advisory vote on executive compensation on a three year basis is appropriate for the Company and its shareholders at this time. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

Executive Officers

The Company’s executive officers (other than Mr. Higgins whose biographical information is included under “Item 1 - Election of Directors” herein) are identified below.

John Anderson has been Chief Financial Officer of the Company since February 2013. Prior to being named Chief Financial Officer, Mr. Anderson was Acting Chief Financial Officer beginning July 2012. Prior to that, Mr. Anderson served in positions of increasing responsibility at Trans World for over 18 years, most recently serving as Controller since September 2006.

Bruce J. Eisenberg has been Executive Vice President of Real Estate since May 2001. He added the title of Executive Vice President of Store Operations in 2011. He joined the Company in August of 1993 as Vice President of Real Estate and was named Senior Vice President of Real

Estate in May 1995. Prior to joining the Company, Mr. Eisenberg was responsible for leasing, finance and construction of new regional mall development at The Pyramid Companies.

Mike Manske has been Senior Vice President of Merchandising and Marketing since February 2013. Prior to adding responsibility for Marketing, Mr. Manske served as Senior Vice President of Merchandising starting July 2012. Prior to joining the Company, he served as the Vice President of Global Merchandising for Best Buy Co., Inc. from 2008 to 2012.

Stephen J. Murray has been Senior Vice President IT and Supply Chain since February 2013. He was named Vice President IT and Supply Chain in December of 2010. Prior to joining the Company he served as Vice President of IT for Bernie’s TV and Appliances from 2007 to 2010. Previously, Mr. Murray was the Vice President of IT for Platform Learning and Vice President of Application Development for Bed Bath and Beyond for six years.

EQUITY OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of May 20, 2013, by each Director and Named Executive Officer of the Company and all Directors and executive officers as a group. All shares listed in the table are owned directly by the named individuals, unless otherwise indicated therein. The Company believes that the beneficial owners have sole voting and investment power over their shares, except as otherwise stated or as to shares owned by spouses.

Name	Positions With the Company	Age	Year First Elected as Director/ Officer	Direct Ownership	Shares that may be acquired within 60 days of May 20, 2013	Total Shares Beneficially Owned	Percent of Class
Robert J. Higgins	Chairman of the Board and Chief Executive Officer	72	1973	15,660,675(1)	1,475,000	17,135,675	49.6%
Isaac Kaufman	Director	66	1991	34,500	72,891	107,391	*
Robert E. Marks	Nominee for Director	61	2012	—	—	—	*
Dr. Joseph G. Morone	Director	60	1997	124,088	—	124,088	*
Michael Nahl	Director	70	2011	11,520	3,750	15,270	*
Michael B. Solow	Director	54	1999	82,089	9,655	91,744	*
John Anderson	Chief Financial Officer	44	2012	—	—	*
Bruce J. Eisenberg	Executive Vice President—	53	1995	19,924	235,000	254,924	*
	Real Estate
Mike Manske	SVP — Merchandising	44	2012	—	—	—	*
Steve Murray	SVP — Supply Chain and IT	51	2011	—	25,000	25,000	*
All Directors and Executive Officers as a group (10 persons)				15,932,796	1,821,296	17,754,092	50.9%

*	Less than 1% of issued and outstanding common shares

(1)

Includes 900,550 shares owned by the wife of Robert J. Higgins and 137,500 shares owned by a foundation controlled by Robert J. Higgins, and excludes 814,761 shares owned by certain other family members of Robert J. Higgins who do not share his residence. Mr. Higgins disclaims beneficial ownership with respect to those shares owned by family members other than his wife.

CORPORATE GOVERNANCE

The Board of Directors

Meetings and Attendance

The Board of Directors held 6 meetings during the 2012 fiscal year. All of the Directors attended greater than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such Director served.

It is the policy of the Board that all Directors should be present at Company’s Annual Meeting of Shareholders. Five of the six Directors then in office and standing for election attended the 2012 Annual Meeting of Shareholders.

Code of Business Ethics

The Board of Directors has adopted a Code of Conduct applicable to the Company’s officers, employees, Directors and Consultants. The Code of Ethics is available on the Company’s website, www.twec.com. A copy of the Code of Ethics is available in print to any stockholder who requests them, in writing to the Company’s Corporate Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY, 12203.

Guidelines for Evaluating Independence of Directors

The Board has determined that all of the Directors, other than Mr. Higgins, are independent directors in accordance with the standards of the NASDAQ Stock Market and as described below.

The Nomination and Governance Committee as well as the Board annually reviews relationships that Directors may have with the Company to make a determination of whether there are any material relationships that would preclude a Director being independent.

The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NASDAQ Stock Market, are comprised, in part, of those objective standards set forth in the NASDAQ rules. The Board is responsible for ensuring that independent directors do not have a material relationship with the Company or its affiliates or any executive officer of the Company or his or her affiliates.

Presiding Director

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors as the Board of Directors believes it is in the best interest of the Company to make that determination through an ongoing evaluation of the position and direction of the Company and the membership and composition of the Board of Directors. The current Board of Directors has determined that having the roles of Chief Executive Officer and Chairman of the Board combined is in the best interest of the Company and its’ shareholders at this time. The current Chairman and Chief Executive Officer, Robert J. Higgins, is the founder of the Company and has been the CEO for over 40 years. The Board of Directors believes that the current structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, and fosters greater communication between the Company’s management and the Board of Directors.

The non-management directors annually elect one independent director to be the Presiding Director. Dr. Morone currently serves as the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

•	Call meetings of the non-management directors as he or she deems necessary;

•	Serve as liaison between the Chairman and the non-management directors;

•	Approve agendas and schedules for Board meetings;

•	Advise the Chairman of the Board’s informational needs;

•	Communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and

•	Be available for consultation and communication if requested by major stockholders.

Committees of the Board of Directors

The Audit Committee

The Board of Directors has an Audit Committee whose current members are: Isaac Kaufman (Chairman), Robert Marks, Dr. Joseph Morone, and Michael Nahl. These Directors are, in the opinion of the Board of Directors, “independent” (as defined under the standards of the NASDAQ Stock Market) of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Audit Committee. The Board of Directors has determined that Isaac Kaufman is both independent and qualified as an Audit Committee financial expert as such term is defined under the rules and regulations promulgated by the Securities and Exchange Commission and applicable to this Proxy Statement. The Audit Committee held four meetings during the 2012 fiscal year. The Audit Committee’s responsibilities consist of recommending the selection of independent accountants, reviewing the scope of the audit conducted by such accountants, as well as the audit itself, and reviewing the Company’s audit activities and matters concerning financial reporting, accounting and audit procedures, related party transactions and policies generally. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

The Compensation Committee

The Board of Directors has a Compensation Committee, consisting solely of independent Directors, whose current members are: Michael Solow (Chairman), Isaac Kaufman, Dr. Joseph Morone and Michael Nahl. The Compensation Committee held two meetings during the 2012 fiscal year. The Compensation Committee formulates and gives effect to policies concerning salary, compensation, stock options and other matters concerning employment with the Company. The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy captioned “Compensation Overview.” The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Appendix A to this proxy.

The Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee, consisting solely of independent Directors, whose current members are: Dr. Joseph Morone (Chairman), Isaac Kaufman, Robert Marks, Michael Nahl, and Michael Solow. The Nominating and Corporate Governance Committee held one meeting during the 2012 fiscal year. The Nominating Committee develops qualification criteria for Board members; interviews and screens individuals qualified to become Board members in order to make recommendations to the Board; and oversees the evaluation of executive management. The Committee seeks to select a Board that is strong in its collective knowledge of and diversity of skills and experience concerning retail operations, accounting and finance, management and leadership, vision and strategy, risk assessment and corporate governance. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is attached as Appendix B to this proxy.

The Nominating and Corporate Governance Committee will consider nominations submitted by Shareholders. To recommend a nominee, a Shareholder should write to the Company’s Secretary. To be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders, a Shareholder recommendation for a Director must be received by the Company’s Secretary no later than January 30, 2014. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the Proxy Statement and to serve as a Director if elected. The Nominating and Corporate Governance Committee may seek additional biographical and background information from any candidate which, to be considered must be received on a timely basis.

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, including a search firm or outside consultant, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming the appropriate biographical and background material is provided for candidates submitted by Shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. While the Company does not have a formal diversity policy for Board of Director membership, the Nominating and Corporate Governance Committee and the Board of Directors, as a whole, seeks nominees or candidates to serve as directors that represent a variety of backgrounds and experience that will enhance the quality of the Board of Director’s deliberations and decisions. The Nominating and Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills and experience in its evaluation of candidates for Board of Director membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Corporate Governance Committee did not receive any nominations from Shareholders for the 2013 Annual Meeting.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Communications with the Board of Directors

The Board has established a process for Shareholders to communicate with members of the Board. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s Secretary, will be primarily responsible for monitoring communications from Shareholders and providing copies or summaries of such communications to the other Directors, as he or she considers appropriate. Communications will be forwarded to all Directors if they relate to appropriate matters and may include suggestions or comments from the Chairman of the Nominating and Corporate Governance Committee. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications. Shareholders who wish to send communications to the Board may do so by writing to:

Dr. Joseph Morone
Chairman of the Nominating and Corporate Governance Committee
c/o the Company’s Secretary
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203

Compensation of Directors

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total Compensation ($)
Robert J. Higgins(1)	—	—	—
Isaac Kaufman	124,500	—	124,500
Robert Marks	15,799	29,100	44,899
Dr. Joseph G. Morone	114,500	—	114,500
Michael Nahl	109,500	—	109,500
Bryant Riley	91,201	—	91,201
Michael B. Solow	111,000	—	111,000

(1)	Although Mr. Higgins also serves as a member of the Board, he does not receive any additional compensation for such service. See “Summary Compensation Table.”

(2)	Fees earned reflect the amount of cash received for the annual retainer, Board and committee meeting fees and cash received in lieu of Deferred Shares.

(3)

Amount represents the grant date fair value as computed in accordance with Accounting Standards Codification Topic 718, relating to the grant of stock options to a director in 2012. See Note 8 to the Consolidated Financial Statements in the Company’s 2012 Annual Report on Form 10-K for the assumptions made in determining the value. Effective July 12, 2012, 15,000 stock options were awarded to Mr. Marks. The amount set forth in the table above does not necessarily reflect the value that will ultimately be realized with respect to the award.

Cash Compensation. Each Director who is not a salaried employee of the Company receives a $12,500 retainer per annum plus a $2,000 attendance fee for each Board meeting attended and a $1,000 attendance fee for each committee meeting attended, except that the compensation for telephone conference meetings is $1,000 and $500 for board and committee telephone conference meetings, respectively. A committee chairperson receives an additional $5,000 retainer per year and the Audit Committee chairperson receives a $15,000 annual retainer. The Company may, in its discretion, determine to pay all or a portion of any annual retainer in shares of Common Stock, in lieu of cash and to make discretionary grants of Common Stock to non employee Directors from time to time. The Company has not elected to pay the annual retainer in shares or make discretionary grants during the past three years.

Directors Equity Awards. Currently, each Director is eligible to participate in the 2005 Long Term Incentive Plan. During the 2012 fiscal year, 15,000 options were granted to one Director. As of May 20, 2013, stock awards covering 30,000 shares of Common Stock have been granted to Directors and are outstanding under the 2005 Long Term Incentive Plan. Previously, each outside Director was entitled to participate in the Company’s 1990 Stock Option Plan for Non-Employee Directors (the “Directors Plan”), which expired in 2010. As of May 20, 2013, Director awards covering 67,546 shares of Common Stock have been granted and are outstanding under the Directors Plan.

An initial grant of 15,000 stock options is made to each new Director. In addition, on or about May 1 of each year, Directors are entitled to receive grants of deferred shares of Common Stock (“Deferred Shares”) under the 2005 Long Term Incentive Plan representing $80,000 in market value of Common Stock as of the date of grant. The Deferred Share grants vest on the date of grant. Prior to December 31, 2010, each Director elected to either receive cash in lieu of the deferred shares, Common Stock with respect to the Deferred Shares upon grant or to defer the receipt of such Common Stock until such person is no longer a Director, except that a cash election could be made only if the Board member held 4x the value of the annual retainer ($50,000) in Common Stock, including Deferred Shares, based on the 120 day average closing price as of the prior December 1st. During the 2012 fiscal year, each non-executive Director received cash in lieu of Deferred Shares. The Board of Directors is authorized, in its discretion, to grant additional stock options or Common Stock awards to Directors Plan participants.

Retirement Plan. Prior to June 1, 2003, the Company provided the Board of Directors with a noncontributory, unfunded retirement plan that paid a retired Director an annual retirement benefit equal to 60% of the annual retainer at the time of retirement plus a 3% annual increase through the final payment. Payments began at age 62 or retirement, whichever was later, and continued for 10 years or the life of the Director and his or her spouse, whichever period is shorter. Partial vesting in the retirement plan began after six years of continuous service. Participants became fully vested after 12 years of continuous service on the Board.

As of June 1, 2003, new Directors were not covered by the retirement plan. Directors who were not yet vested in their retirement benefits at such time had the present value of benefits already accrued converted to Deferred Shares under the Directors Plan. Directors that were fully or partially vested in their retirement benefits on June 1, 2003 were given a one-time election to continue to participate in the retirement program or convert the present value of benefits already accrued to Deferred Shares under the Directors Plan as of June 1, 2003. As of the completion of the last fiscal year, only Mr. Kaufman participates in the retirement plan.

COMPENSATION OVERVIEW

Introduction

This overview describes the material elements of compensation for the Company’s executive officers identified in the Summary Compensation Table below (who are referred to below as the “named executive officers”), the process by which such elements are determined and established by the Compensation Committee for the respective individuals and the principles and considerations underlying such determinations.

The compensation decisions for the named executive officers relating to 2011 took into account, among other things, the Company’s consolidated financial results and the market price of the Company’s stock. Discussions relating to the Company’s consolidated financial results and operating performance for the year are contained in the Management’s Discussion and Analysis section of the Company’s 2012 Annual Report on Form 10-K.

Compensation Objectives and Approach

The objectives of our compensation programs are to attract, motivate, retain and reward executives and employees who will make substantial contributions toward the Company’s meeting the financial, operational and strategic objectives that we believe will build substantial value for the Company’s stockholders. In an effort to achieve these objectives, the key elements of such programs consist of base salary, annual performance-based cash bonuses and share-based compensation.

Compensation Determination Process and Considerations

Mr. Higgins makes proposals to the Compensation Committee regarding the elements of compensation for each of the named executive officers, including his own compensation, and the Compensation Committee has full authority and discretion to accept, reject or modify these proposals. The Compensation Committee’s compensation determinations regarding the named executive officers are reviewed by the full Board. Generally, these determinations are made annually and occur at the Compensation Committee’s regular meeting of each fiscal year occurring in April, at which cash bonuses and share-based awards, if any, relating to the named executive officers’ performance during the preceding fiscal year are granted, and any base salary adjustments for the current year are implemented. In preparation for these meetings, Mr. Higgins meets with the Compensation Committee Chairman to present his preliminary compensation proposals relating to the named executive officers to be addressed in the April meeting, based on the anticipated full-year financial results for the Company and its subsidiaries.

The Compensation Committee reviews and approves each element of compensation for the named executive officers. In establishing the levels and components of compensation for the named executive officers, the Compensation Committee, as a threshold matter, evaluates the overall performance for the year.

Key elements considered in the Compensation Committee’s performance evaluations include corporate performance compared to the financial, operational and strategic goals for the applicable period, the officer’s contributions to such performance and the officer’s other accomplishments for the benefit of the Company during such period. In these evaluations, the Compensation Committee does not apply rigid formulas with respect to amount of compensation paid or the allocation between cash and non cash compensation, and it does not necessarily react to short-term changes in financial performance. Such evaluations also take into account the nature, scope and level of the named executive officer’s responsibilities and the officer’s level of experience, past levels of compensation and changes in such levels, tenure with the Company and other opportunities potentially available to such officer. In addition, the members of the Compensation Committee interact with each of the named executive officers in connection with the regular meetings of the Company’s Board of Directors, which provides the committee with an additional basis for evaluating such officer and his performance. Based on all of these general evaluative factors and the additional factors described below that vary among the named executive officers, the Compensation Committee makes its assessments and determines the components and levels of compensation for each such officer.

The Company has sought to structure its overall compensation program to contain an appropriate mix of long-term and short-term incentives that balance risk and potential reward in a manner that is appropriate to the circumstances and in the best interest of the Company’s stockholders. In particular, equity-based awards are structured to vest over a number of years, which encourages employees to focus on long-term results. Moreover, both annual incentive bonus and performance-based equity awards are subject to discretionary reduction if determined appropriate by the Compensation Committee. The Company believes that these factors reduce any incentive that employees may have to take inappropriate risks. Accordingly, the Company believes that its compensation policies and practices encourage and incentivize the employees to improve results in a disciplined, focused manner, with a view toward long-term success.

Cash Compensation

The Company pays base salaries at levels it believes will attract and retain key employees and ensure that our compensation program is competitive. Base salaries for the named executive officers are established by the Compensation Committee, and reviewed by such Committee for potential adjustment on an annual basis, based on the considerations described in the preceding section. The base salary amounts paid to the named executive officers during the 2012 fiscal year are shown in the Summary Compensation Table at page 14.

The annual incentive bonus plan, the results of which are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column, provides for a cash bonus, dependent upon the level of achievement of the stated corporate goals, calculated as a percentage of the officer’s base salary, with higher ranked executive officers being compensated at a higher percentage of base salary. The Compensation Committee approves the target annual incentive award for the Chief Executive Officer and, for each officer below the Chief Executive Officer level, bases the target on the Chief Executive Officer’s recommendations. For the 2012 fiscal year, the performance goal adopted for annual bonuses was based on achieving positive earnings before interest, taxes, depreciation and amortization (“EBITDA”). Upon achieving positive EBITDA, executive officers were entitled to their respective share of a $3.6 million bonus pool. For EBITDA amounts above breakeven, the available pool was increased as a percentage of the incremental EBITDA above breakeven. For the 2012 fiscal year, the Company’s earnings before interest, taxes, depreciation and amortization were $16.2 million, which resulted in a total bonus pool of $7.1 million. However, the Compensation Committee exercised negative discretion and reduced the bonus pool 19% to $5.7 million.

Share-Based Compensation

The Company believes that a component of its officers’ compensation should consist of share-based incentive compensation, which appreciates or depreciates in value in relation to the market price of our common stock. Accordingly, the Compensation Committee has in recent years made, and intends in the future to continue to make, grants of share-based awards to the named executive officers and other key employees in such amounts as the Committee believes will accomplish the objectives of our compensation programs. As discussed below, the holder’s ability to realize any financial benefit from these awards typically requires the fulfillment of substantial vesting requirements that are performance contingency-related in some cases and time-related in others. Accordingly, the Company believes that these awards provide substantial benefit to the Company in creating appropriate performance incentives and in facilitating the long-term retention of employees who add significant value.

Retirement and Other Benefits

The Company’s benefits program includes retirement plans and group insurance plans. The objective of the program is to provide select named executive officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which could interrupt their employment and/or income received as an active employee. Retirement plans, including the supplemental executive retirement plan, are designed to provide a competitive level of retirement income to named executive officers and to reward them for continued service with the Company. The retirement program consists of a supplemental executive retirement plan and the 401(k) plan. Mr. Higgins and Mr. Eisenberg are participants in the supplemental executive retirement plan.

The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers the named executive officers and other officers.

Other Compensation

The Company continues to maintain modest executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officers’ executive benefits and perquisites if it deems it advisable. See The Summary Compensation Table for a summary of such benefits.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for annual compensation over $1 million for its named executive officers who are considered “covered employees” for purposes of Section 162(m). Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. Executive compensation is structured to avoid limitations on deductibility where this result can be achieved consistent with the Company’s compensation goals.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer and our other most highly compensated Executive Officers:

Name	Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(5)	Total Compensation ($)
Robert J. Higgins	Chairman of the Board	2012	800,000	—	—	2,750,000	183,304	3,733,304
	and Chief Executive	2011	900,000	456,234	—	1,125,000	181,332	2,662,566
	Officer
Michael J. Honeyman(4)	Former President and	2012	600,000	—	—	1,200,000	56,058	1,856,058
	Chief Operating	2011	483,750	—	—	495,000	60,865	1,039,615
	Officer
Bruce J. Eisenberg	Executive Vice	2012	400,000	—	—	1,000,000	—	1,400,000
	President – Real	2011	360,000	—	—	435,000	—	795,000
	Estate and Stores

(1)	Salary represents amounts earned during fiscal year.

(2)

Amounts represent the grant date fair value, as computed in accordance with Accounting Standards Codification Topic 718, relating to share units awarded to Mr. Higgins during fiscal 2011. Effective April 12, 2011, Mr. Higgins was granted 279,898 performance based restricted stock units. The restricted stock units fully vested based on the achievement of performance targets and he received a cash payment of $635,368.

(3)

For the fiscal year 2012, amounts represent cash incentive payouts made to certain named executive officers for the achievement of the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization Target. In addition, for Mr. Eisenberg amounts represent a deferred cash grant made in fiscal 2008 and paid fiscal 2011 of $75,000.

(4)	Effective February 12, 2013, Mr. Honeyman and the Company mutually agreed to separate.

(5)	Includes the following payments made by the Company to the named executive officers:

Name	Year	Perquisites and Other Personnel Benefits ($)	Insurance Premiums ($)	Total ($)
Robert J. Higgins(1)	2012	33,304	150,000	183,304
	2011	31,332	150,000	181,332
Michael J. Honeyman(2)	2012	56,058	—	56,058
	2011	60,865	—	60,865
Bruce J. Eisenberg	2012	—	—	—

(1)

Perquisites for Mr. Higgins during the 2012 fiscal year include club dues ($6,733) and fees paid for a personal assistant ($26,571). The cost of perquisites was determined on the basis of aggregate incremental cost to the Company.

(2)	Perquisites for Mr. Honeyman during the 2012 fiscal year include housing expenses ($28,536), auto expense ($18,518) and reimbursement for Mr. Honeyman’s personal health insurance policy ($9,004).

Employment Agreement

On December 26, 2008, the Company entered into an employment agreement with Mr. Higgins pursuant to which Mr. Higgins continued to serve as Chief Executive Officer of the Company. The original term of the agreement expired on December 31, 2012. The term is subject to automatic one year extensions starting on the second anniversary of the effective date unless prior written notice is given by the Mr. Higgins or the Company. Due to the automatic one year extensions, the current term of agreement expires on December 31, 2014, unless earlier terminated in accordance with its terms.

Under the agreement, Mr. Higgins will receive an annual base salary of $1,000,000 (or such larger amount as the Company’s Board of Directors may determine from time to time). For the fiscal year 2012, Mr. Higgins agreed to reduce his salary to $800,000. Under the agreement, Mr. Higgins will be eligible for bonuses under the Company’s executive bonus plan, under which Mr. Higgins will have an annual bonus opportunity based on the achievement of certain performance criteria as approved by the Board of Directors. Under the agreement, the Board of Directors may also determine to pay Mr. Higgins compensation in excess of the required base salary and bonus. He is entitled to participate in all incentive, savings, retirement, welfare and such other employee benefit programs as are generally in effect for the Company’s executive employees and is also entitled to reimbursement for or payment of certain travel and other expenses. The agreement provided for the award of performance based restricted stock units during fiscal 2009, fiscal 2010 and fiscal 2011 which had an aggregate fair market value on the date of grant equal to $1,100,000. This obligation was satisfied by grants of 279,898 units issued in fiscal 2009 and fiscal 2010 (which were forfeited because applicable performance goals were not met) and 279,898 units issued in 2011. Based on 2011 results, the Company achieved the targeted loss before interest, taxes, depreciation and amortization. Therefore, all the share units vested and Mr. Higgins was awarded cash payout of $635,368.

Mr. Higgins has agreed to certain confidentiality, non-competition and non-solicitation provisions. In addition, he shall be entitled to gross-up payments in the event excise taxes on payments or benefits made to him are imposed under Section 4999 of the Internal Revenue Code or any similar state or local tax law. The agreement also provides for indemnification during the contract period and for a period of five years thereafter.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of February 2, 2013.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert J. Higgins	5/1/2003		1,000,000	—	3.50	5/1/2013
	4/30/2004		550,000	—	10.31	4/30/2014
	5/2/2005		475,000	—	14.32	5/2/2015
	5/1/2006		450,000	—	5.32	5/1/2016
Michael J. Honeyman	5/6/2010	(1)	150,000	550,000	2.11	5/6/2020
Bruce J. Eisenberg	5/1/2003		150,000	—	3.50	5/1/2013
	4/30/2004		60,000	—	10.31	4/30/2014
	5/2/2005		50,000	—	14.32	5/2/2015
	5/1/2006		50,000	—	5.32	5/1/2016
	5/1/2007		50,000	—	5.50	5/1/2017
	5/6/2010	(2)	25,000	175,000	2.11	5/6/2020

(1)

Mr. Honeyman’s options vest based on service period with 75,000 vesting after each of the first two years of service and 275,000 vesting after the third and fourth years of service. Effective February 12, 2013, Mr. Honeyman and the Company mutually agreed to separate. Upon separation, the 550,000 unvested options were forfeited.

(2)	Mr. Eisenberg’s options vest based on service period with 25,000 vesting after each of the first three years of service and 125,000 vesting after the fourth year of service.

Pension Benefits

The Company maintains a non-qualified Supplemental Executive Retirement Plan (“SERP”) for certain executive officers of the Company. The SERP, which is a non-qualified plan, provides eligible executives defined pension benefits that supplement benefits under other retirement arrangements. The annual benefit amount is equal to 50% of the average of the participant’s base compensation for the five years prior to retirement plus the average of the three largest bonus payments for the last five years prior to retirement, to the extent vested. Participants vest 35% after 10 years, 75% after 20 years and 100% after 20 years of service and retirement at the age of 65. In addition, the benefits become vested in full upon a change in control of the Company prior to the participant’s termination of employment or a termination of employment due to the participant’s death or disability. Additionally, all benefits under the SERP will be forfeited in the event of any of the following: competitive conduct during the 5 years following termination of employment or at any time while in receipt of benefits; solicitation for employment or employment of company employees during the 5 years following termination or at any time while in receipt of benefits (this clause is waived in the event of a change in control); disclosure of confidential information; or termination for cause. During the 2012 fiscal year, the Compensation Committee of the Board of Directors approved setting Mr. Higgins’ annual benefit to $950,000 annually.

Payments are made in equal installments over 20 years. The Company has established a rabbi trust whose purpose is to be a source of funds to pay benefits to participants in the SERP.

Severance Benefits

Other than the employment agreement entered into between the Company and Mr. Higgins, the Company has not entered into any agreements with the named executive officers which provide severance or other benefits upon a termination of employment or a change in control.

Mr. Higgins’ employment agreement provides that, in the event of his termination by reason of death or disability (as defined in the agreement), the executive (or in the case of death, the executive’s spouse or estate) shall be entitled to receive: (i) earned but unpaid base salary; (ii) reimbursement for expenses incurred prior to termination; (iii) payment for accrued but unused vacation; and (iv) the annual bonus for the fiscal year of termination in an amount determined by the Compensation Committee based on the achievement of performance goals for the fiscal year but pro-rated to reflect the number of days in the fiscal year through the date of termination. Following a termination by reason of disability, he will also receive an amount equal to two times his base salary for the period from the date of termination through the six month anniversary of the date of termination.

In the event of his termination by the Company for cause (as defined in the agreement) or by the executive for any reason other than good reason (as defined in the agreement), the Company’s remaining obligations under the agreement shall terminate.

In the event of his termination by the Company for any reason other than cause, death or disability or by the executive for good reason, Mr. Higgins shall be entitled to receive: (i) earned but unpaid base salary and accrued but unused vacation; (ii) reimbursement for expenses incurred prior to termination; and (iii) an amount equal to two times his base salary for the period from the date of termination until the latest of (A) the third anniversary of the effective date of the agreement, (B) the end of the contract period or (C) one year after the date of termination, payable over such period in accordance with the regular payroll practices of the Company. In addition, the Mr. Higgins (and his dependents) will be entitled to continue participation in the Company’s medical, dental and vision care plans until the latest of (x) the third anniversary of the effective date; (y) the end of the contract period or (z) one year after the date of termination, provided, however, that such participation shall cease on any earlier date that Mr. Higgins becomes eligible for substantially similar benefits from a subsequent employer.

The Company has severance guidelines that are applicable to officers, including the named executive officers, who are not party to an employment agreement. Under those guidelines, which are subject to review and amendment by the Committee from time to time, an officer whose employment is terminated by the Company as a result of a reduction in force, position elimination or a failure to keep pace with the strategic demands of his or her position and who executes a release in the form requested by the Company is generally entitled to continue to receive one week of salary continuation, and continued participation in other benefit plans, for each year of service, with a minimum of 13 weeks and a maximum of 26 weeks for Vice President level officers.

In addition, unvested equity awards vest upon death, disability or a change of control pursuant to the terms of the 2005 Long Term Incentive Plan and applicable award agreements.

RELATED PARTY TRANSACTIONS

The Company leases its 181,300 square foot distribution center/office facility in Albany, New York from Robert J. Higgins, its Chairman, Chief Executive Officer and largest shareholder, under three capital leases that expire in the year 2015. The original distribution center/office facility was occupied in 1985.

Under the three capital leases, dated April 1, 1985, November 1, 1989 and September 1, 1998, the Company paid Mr. Higgins an annual rent of $2.3 million in the 2012 fiscal year. Pursuant to the terms of the lease agreements, effective January 1, 2002 and every two years thereafter, rental payments will increase in accordance with the biennial increase in the Consumer Price Index. Under the terms of the lease agreements, the Company is responsible for property taxes, insurance and other operating costs with respect to the premises. Mr. Higgins doesn’t have any future obligation for principal and interest. None of the leases contain any real property purchase options at the expiration of its term.

The Company leases one of its retail stores from Mr. Higgins under an operating lease. Annual rental payments under this lease were $40,000 in the 2012 fiscal year. Under the terms of the lease, the Company pays property taxes, maintenance and a contingent rental if a specified sales level is achieved. Total additional charges for the store, including contingent rent, were approximately $6,400 in the 2012 fiscal year.

Mark Higgins, the son of Robert J. Higgins was employed with the Company as Vice President—Merchandising Video, Video Games, Electronics and Accessories. During the 2012 fiscal year, Mark Higgins received $339,000 in cash compensation.

The Board has assigned responsibility for reviewing related party transactions to its Audit Committee. The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any Director or officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction. The transaction will then be evaluated by the Audit Committee to determine if the transaction is in our best interests and whether, in the Committee’s judgment, the terms of such transaction are at least as beneficial to us as the terms we could obtain in a similar transaction with an independent third party. In order to meet these standards, the Committee may conduct a competitive bidding process, secure independent consulting advice, engage in its own fact-finding, or pursue such other investigation and fact-finding initiatives as may be necessary and appropriate in the Committee’s judgment. The Audit Committee reports to the Board, for its review, on all related party transactions considered. The transactions that were entered into with an “interested Director” were approved by a majority of disinterested Directors of the Board of Directors, either by the Audit Committee or at a meeting of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires the Company’s Directors, Executive Officers and persons who own more than ten percent of the registered class of the Company’s equity securities to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, Directors, and greater than ten percent stockholders were complied with.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the Company’s Management and its independent accountants, KPMG LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed under professional standards. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of such independent accounting firm. The Committee has also considered whether the independent accountants’ provision of information technology and other non-audit services to the Company is compatible with the accountants’ independence.

The Audit Committee also discussed with the Company’s internal auditors and with KPMG LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with KPMG LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting. Based on its review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended February 2, 2013 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended February 2, 2013.

Audit Committee of the Board of Directors
Isaac Kaufman (Chairman)
Dr. Joseph Morone
Robert Marks
Michael Nahl

OTHER MATTERS

Other Items. Management knows of no other items or matters that are expected to be presented for consideration at the meeting. However, if other matters properly come before April 24, 2013, the persons named in the accompanying proxy intend to vote thereon in their discretion.

Proxy Solicitation. The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, Directors, officers, and regular employees of the Company (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their principals, and the Company will reimburse them for their ordinary and necessary expenses.

Independent Accountants. The Board of Directors currently intends to select KPMG LLP as independent accountants for the Company for the fiscal year ending February 1, 2014. KPMG LLP has acted as accountants for the Company since 1994, when it purchased the Albany practice of Ernst & Young, the Company’s accountants since 1985. Representatives of KPMG LLP will be present at the Annual Meeting and available to make statements to and respond to appropriate questions of shareholders.

The appointment of independent accountants is approved annually by the Board of Directors. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of non-audit services, and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as independent accountants for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving KPMG LLP and any proceedings by the Securities and Exchange Commission against the firm. The following is a description of the fees billed to the Company by KPMG LLP for fiscal years 2012 and 2011.

Audit Fees. Audit fees include fees paid by the Company to KPMG LLP in connection with the annual audit of the Company’s consolidated financial statements and KPMG LLP’s review of the Company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by independent accountants. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to the Company’s regulatory filings. The aggregate fees billed to the Company by KPMG LLP for audit services rendered to the Company and its subsidiaries for fiscal years 2012 and 2011 totaled $331,600 and $350,000, respectively.

Audit Related Fees. Audit related services include due diligence and audit services related to employee benefit plan audits and certain attest services. The aggregate fees billed to the Company by KPMG LLP for audit related services rendered to the Company and its subsidiaries for fiscal years 2012 and 2011 totaled $19,500 for each year.

Tax fees. Tax fees include corporate tax compliance and counsel and advisory services. BST Advisors, LLC was the Company’s primary tax advisor in fiscal year 2012. KPMG didn’t receive any fees for tax services in the last two years.

Each year, the Company reviews its existing practices regarding the use of its independent accountants to provide non-audit and consulting services, to ensure compliance with recent SEC proposals. The Company has a policy which provides that the Company’s independent accountants may provide certain non-audit services which do not impair the accountants’ independence. In that regard, the Audit Committee must pre-approve all audit services provided to the Company, as well as non-audit services provided by the Company’s independent accountants. This policy is administered by the Company’s senior financial management, which reports throughout the year to the Audit Committee.

Financial Statements. The Company’s 2012 Annual Report to Shareholders (which does not form a part of the proxy solicitation material), including financial statements for the fiscal year ended February 2, 2013, is being sent concurrently to shareholders. If you have not received or had access to the 2012 Annual Report to Shareholders, you may request a copy by writing to: Trans World Entertainment Corporation, Attention: Treasurer, 38 Corporate Circle, Albany, NY 12203, and a copy will be sent to you free of charge.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders of the Company wishing to include proposals in the proxy material relating to the Annual Meeting of the Company to be held in 2014 must submit the same in writing so as to be received at the executive offices of the Company on or before January 30, 2014. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders’ proposals. Proposals should be addressed to Edwin J. Sapienza, Secretary, Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203. No such proposals were received with respect to the Annual Meeting scheduled for July 2, 2013.

By Order of the Board of Directors,

Edwin J. Sapienza,
Secretary

May 31, 2013

APPENDIX A

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

A. FORMATION OF THE COMPENSATION COMMITTEE

There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”) to be known as the “Compensation Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy (i) the independence criteria of the NASDAQ Stock Market and (ii) the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), and shall not be an “affiliated person” of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. In determining whether a director is eligible to serve on the Committee, the Board shall also consider whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the director’s judgment as a member of the Committee. In addition, if deemed appropriate from time to time, each director appointed to the Committee shall meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986. Committee members shall not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board, considering the recommendation of the Nominating & Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer (the “CEO”), as appropriate, usually for one year. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements and any other corporate legislation in effect at that time. Except as expressly provided in this Charter or the by-laws of the Company, the Committee shall fix its own rules of procedure.

B. RESPONSIBILITIES OF THE COMMITTEE

The Committee shall:

(a)

discharge the Board’s responsibilities relating to compensation of the Company’s executives (including the CEO and all other executive officers, as defined under Section 16 of the Securities Exchange Act of 1934, and related rules) and

(b)	prepare an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

C. DUTIES OF THE COMMITTEE

In carrying out its responsibilities, the Committee shall:

Review and approve all executive compensation. The Committee shall review and approve corporate goals and objectives relevant to all executive officer compensation, evaluate each executive officer’s performance in light of those goals and objectives, and set the executive compensation level based on this evaluation. In determining the long-term incentive component of executive officers compensation, the Committee should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the Company’s executive officers in past years.

The Company’s CEO may not be present during any deliberations or voting regarding his or her compensation.

Conduct an Annual Review. The Committee shall annually review and make recommendations to the Board with respect to the compensation of all officers and other key executives.

Make Recommendations to the Board. The Committee shall make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Have sole authority to retain and oversee external advisors. The Committee shall have the sole authority to appoint, retain, oversee and terminate any internal or outside legal counsel, external auditor, accountants, financial consultant and other advisors (each a “compensation advisor”) as it determines necessary or appropriate to assist in the execution of its duties and responsibilities set forth in this charter, including the evaluation of director, Chief Executive Officer and senior executive compensation. The Committee shall have sole authority to approve the compensation advisor’s compensation, fees and other retention terms. The Company shall provide appropriate funding, as determined by the Committee, for the payment of reasonable compensation to compensation advisers retained by the Committee.

Have sole authority in the selection of external advisors. The Committee may select, or receive advice from, any compensation adviser it prefers, including ones that are not independent. However, the Committee may select, or receive advice from, a compensation adviser other than in- house legal counsel, only after taking into consideration the following six independence factors:

(i)	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii)

The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii)	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv)	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Committee;

(v)	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi)	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Notwithstanding the foregoing, the Committee is not required to conduct an independence assessment for a compensation adviser that acts in a role limited to the following activities for which no disclosure is required under the requirements of the SEC: (a) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; and/or (b) providing information that either is not customized for a particular issuer or that is customized based on parameters that are not developed by the adviser, and about which the adviser does not provide advice.

For the avoidance of doubt, the Committee is not required to implement or act consistently with the advice or recommendations of any compensation adviser to the Committee. The retention of any outside advisers shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

Administer awards and incentives. The Committee shall adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

Make periodic reports. The Committee shall make periodic reports to the Board.

Review the Charter. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Review Committee performance. The Committee shall annually review its own performance.

Delegation of authority. The Committee may form and delegate authority to subcommittees when appropriate.

Review overall compensation for officer employees. The Committee shall review the overall compensation structure of the Company to determine that it establishes appropriate incentives for officer employees at all levels. All incentives, while industry-dependent and different for different categories of officers should further the Company’s long-term strategic plan and be consistent with the culture of the Company and the overall goal of enhancing shareholder value.

April 2013

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APPENDIX B

TRANS WORLD ENTERTAINMENT CORPORATION
CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THEBOARD OF DIRECTORS

A. FORMATION OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

There shall be a committee of the Board of Directors (the “Board”) of Trans World Entertainment Corporation, a New York corporation (the “Company”), to be known as the “Nominating and Corporate Governance Committee” (the “Committee”). The Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member. Without limiting the generality of the preceding sentence, the directors appointed to the Committee shall satisfy the independence requirements of the NASDAQ National Market and shall not be an affiliated person of the issuer or any subsidiary as defined under the Sarbanes-Oxley Act of 2002. The Committee shall consist of no fewer than three independent directors, for a term of appointment at the discretion of the Board of Directors, considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate, usually for one year. The members of the Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Committee. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements and any other corporate legislation in effect at that time. The Committee may form and delegate authority to subcommittees when appropriate, and shall meet as necessary, but at least once each year, in order to enable it to fulfill its responsibilities and duties as set forth herein. Except as expressly provided in this Charter, the by-laws of the Company and any applicable corporate governance guidelines of the Company, the Committee shall fix its own rules of procedure.

B. RESPONSIBILITIES OF THE COMMITTEE

The Committee shall (1) assist the Board in identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders; (2) recommend members of the Board to serve on the committees of the Board; (3) recommend to the Board individuals qualified to be elected as officers of the Company; (4) recommend to the Board the corporate governance and business ethics policies, principles, guidelines and codes of conduct applicable to the Company; and (5) lead the Board in its annual review of the Board’s performance.

C. DUTIES OF THE COMMITTEE

NOMINATING. The Committee shall:

•

Develop policies on the size and composition of the Board and qualification criteria, as prescribed by corporate legislation and NASDAQ rules, for Board members in order to insure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company and who have sufficient time available to devote to the affairs of the Company;

•	Actively seek, interview and screen individuals qualified to become Board members for recommendation to the Board;

•

Receive suggestions concerning possible candidates for election to the Board, including self-nominations, nominations from shareholders in accordance with the Company’s by-laws and other third-party nominations;

•	Recommend to the Board individuals for vacancies occurring from time to time on the Board, including vacancies resulting from an increase in the size of the Board;

•	Recommend the slate of nominees to be proposed for election at each annual meeting of shareholders;

•	Recommend members of the Board to serve on the committees of the Board; and

•	Recommend to the Board individuals qualified to be elected as officers of the Company.

CORPORATE GOVERNANCE. The Committee shall:

•

Develop and recommend to the Board a set of corporate governance and business ethics policies, principles, guidelines and codes of conduct applicable to the Company and its directors, officers and employees;

•

Review and reassess at least annually the adequacy of the Company’s corporate governance and business ethics policies, principles, guidelines and codes of conduct in light of emerging issues and developments related to corporate governance and other factors and formulate and recommend any proposed changes to the Board for approval;

•	Generally advise the Board as a whole on corporate governance matters;

•	Review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval;

•	Annually review its own performance; and

•	Review and assess the management succession plan for the Chief Executive Officer position.

OTHER. The Committee shall have the authority to:

•	Request reports from internal or external sources on matters related to its authority and duties as described in this Charter and on any subject that it deems related to its responsibilities;

•	Retain and terminate any search firm to be used to identify director or officer candidates and to approve the search firm’s fees and other retention terms;

•	Receive communications from shareholders and provide copies or summaries of such communications to the other Directors, as the Chairman of the Committee considers appropriate;

•

Retain and terminate outside accountants, legal counsel and other advisors to advise the Committee with respect to Committee matters as it may deem appropriate in its sole discretion and approve related fees and retention terms; and

•	Perform such other activities as the Committee or the Board may from time to time deem necessary or appropriate.

D. PROCEDURE FOR SHAREHOLDER NOMINATIONS

(A) The Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder must write to the Company’s Secretary. To be considered by the Committee for nomination and inclusion in the Company’s proxy statement for its annual meeting of shareholders, a shareholder recommendation for a director must be received by the Company’s Secretary no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934. Any recommendation must include (i) the name and address of the candidate, (ii) a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements summarized above, and (iii) the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The

Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Committee.

(B) Assuming the appropriate biographical and background material is provided for candidates submitted by shareholders, the Committee will evaluate those candidates by applying substantially the same criteria, as for candidates submitted by Board members.

April 2013

Trans World Entertainment Corporation

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Standard Time, on July 1, 2013.

Vote by Internet • Go to www.investorvote.com/TWMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• •	Follow the instructions provided by the recorded message There is NO CHARGE for this call

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Voting Items — The Board of Directors recommends a vote FOR all the nominees listed in Item 1 and FOR Item 2 and every 3 years for Item 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Robert J. Higgins	☐	☐	02 - Issac Kaufman	☐	☐	03 - Robert Marks	☐	☐

	04 - Dr. Joseph Morone	☐	☐	05 - Michael Nahl	☐	☐	06 - Michael Solow	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years
2.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐	3.	Advisory Vote on Frequency of Holding Future Advisory Votes on Executive Compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon all other matters that properly may be presented at the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

If voting by mail, you must complete Sections A & C and mail in the provided envelope.

01NJ3A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Trans World Entertainment Corporation

Notice of 2013 Annual Meeting of Shareholders

Albany Country Club
300 Wormer Road
Voorheesville, N.Y. 12186

Proxy Solicited by Board of Directors for Annual Meeting — July 2, 2013

Robert J. Higgins and Edwin J. Sapienza, or any of them (each, a “Proxy” and together the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Trans World Entertainment Corporation to be held on July 2, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed herein. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1, FOR Item 2 and every 3 years for Item 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)